CAE INC.
EXECUTIVE COMPENSATION CLAWBACK POLICY
Introduction
The Board of Directors (the “Board”) of CAE Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under applicable securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).
Administration
The Board has delegated administration of this Policy to the Human Resources Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals. The Committee may delegate to any person, group of persons or corporation such administrative duties and powers relating to the Policy as it sees fit.
Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the Listing Standards, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Committee (“Covered Executives”). Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. The following are examples of persons who may be deemed executive officers:
•President and Chief Executive Officer;
•Chief Financial Officer or principal financial officer;
•Principal accounting officer or controller;
•President & General Manager, CAE USA Inc. and Group President, Defense & Security
•Group President, Civil Aviation
•Any vice president in charge of a principal business unit, division or function (such as sales administration or finance);

•Any other officer who performs a policy-making function; and
•Any other person who performs similar policy-making functions.
Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Committee will promptly require reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, and if the Company has changed its fiscal year end during such three (3) year period, any transition period as required under Section 10D(b)(1)(i)(D) of the Exchange Act. The “date on which the Company is required to prepare an accounting restatement” is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the accounting restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the accounting restatement, in each case regardless of if or when the restated financial statements are filed.
This Policy applies to Incentive Compensation received by a Covered Executive (i) after beginning services as a Covered Executive, (ii) if that person served as a Covered Executive at any time during the performance period for such Incentive Compensation, and (iii) while the Company had a listed class of securities on a national securities exchange or a national securities association under the Exchange Act.
However, no reimbursement or forfeiture will apply to Incentive Compensation received by a Covered Executive before such Covered Executive began providing services as a Covered Executive.
Incentive Compensation
For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). Incentive Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period. The following are examples of Incentive Compensation that may be based on a Financial Reporting Measure:
·Bonuses and other short- and long-term cash incentives earned wholly or in part based on satisfying a Financial Reporting Measure performance goal;
·Bonuses paid from a bonus pool, if the pool size is based wholly or in part on satisfying a Financial Reporting Measure performance goal;

·Equity awards (such as restricted shares, restricted share units, performance share units, deferred share units, stock options and stock appreciation rights) granted or vested based wholly or in part on satisfying a performance goal based on a Financial Reporting Measure; and
·Proceeds received upon the sale of shares acquired under an equity award that was granted or that vested wholly or in part on satisfying a Financial Reporting Measure performance goal.
A “Financial Reporting Measure” is (i) any measure that is determined and presented in accordance with the accounting principles used (including non-IFRS financial measures) in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, (ii) Company stock price and (iii) total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission. Examples of Financial Reporting Measures may include:
·Return measures such as return on capital employed, return on invested capital or return on assets;
·Earnings measures such as earnings per share;
·Order intake
·Revenues;
·Cash from operations;
·Adjusted operating margin %;
·Net income; and
·Liquidity measures such as working capital or operating cash flow.
Excess Incentive Compensation; Amount Subject to Recovery
The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Committee. The amount to be recovered must be computed without regard to any taxes paid.
For Incentive Compensation based on stock price or total shareholder return, where the amount of excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount of such Incentive Compensation that is deemed to be excess Incentive Compensation will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, and the Company will maintain and provide the documentation of the determination of such reasonable estimate to the relevant securities regulatory authorities and securities exchanges.

To the extent that a Covered Executive fails to repay all excess Incentive Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such excess Incentive Compensation from such Covered Executive. Such Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such excess Incentive Compensation in accordance with the immediately preceding sentence.
Obligation to Recover
The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless:
•Recovery is impracticable because it would impose undue costs on the Company or its shareholders, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the Listing Standards;
·It would violate Canadian law in effect prior to November 28, 2022; or
·It would cause an otherwise tax-qualified retirement plan to fail to meet the requirements of the U.S. Internal Revenue Code.
Method of Recoupment
The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:
•Requiring reimbursement of cash Incentive Compensation previously paid;
•Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•Cancelling outstanding vested or unvested equity awards; and
•Taking any other remedial and recovery action permitted by law, as determined by the Committee.
No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation, nor shall it pay for or reimburse payment for the cost of third-party insurance intended to fund a Covered Executive’s potential reimbursement or forfeiture obligations under this Policy.
Interpretation
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this

Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the U.S. Securities and Exchange Commission or the Canadian Securities Administrators or any securities exchange on which the Company’s securities are listed, including the Toronto Stock Exchange and the New York Stock Exchange.
Administrator Indemnification
Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Committee or the Board under applicable law or Company policy.
Effective Date; Conflict of Terms
This Policy has been adopted by the Committee effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is received by a Covered Executive on or after that date even if such Incentive Compensation was approved, awarded, granted or paid to the Covered Executive prior to the Effective Date. This Policy amends and replaces in its entirety the Company’s former Executive Compensation Clawback terms included in its short- and long-term incentive plans, but does not replace the Company’s Supplemental Clawback Policy effective May 28, 2024, (as amended or restated from time to time, the “Supplemental Clawback Policy”). Where applicable, this Policy is supplemented, but is not replaced, by the Supplemental Clawback Policy, provided however that if any provision contained in such Supplemental Clawback Policy is in conflict with, or is inconsistent with, any provision of this Policy, the provision contained in this Policy shall prevail.
Amendment
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect further regulations adopted by the U.S. Securities and Exchange Commission under Section 10D of the Exchange Act or rules or interpretations promulgated thereunder, to comply with any Listing Standards or to comply with rules or standards adopted by the Canadian Securities Administrators or any securities exchange on which the Company’s securities are listed, including the Toronto Stock Exchange and the New York Stock Exchange.
Other Recoupment Rights
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
Exhibit Filing Requirement
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 40-F.

Adopted November 14, 2023
Last updated May 27, 2024